Exhibit 99.77(i)

ITEM 77I – Terms of New or Amended Securities

1.	At its November 17, 2016 meeting, the Board of Trustees of Voya Mutual Funds (“VMF”) approved the establishment of Voya CBRE Global Infrastructure Fund and Voya CBRE Long/Short Fund (each a “Fund” and collectively the “Funds”) and approved the filing with the U.S. Securities and Exchange Commission of a post-effective amendment to VMF’s registration statement registering shares of the Funds. In addition, at its November 17, 2016 meeting, the Board approved the requisite plans, agreements, and other routine matters with respect to the establishment of the Funds.

2.	At the January 12, 2017 Meeting, the Boards of Directors/Trustees (the “Board”) of the Voya funds approved the designation of Class T shares on behalf of Voya CBRE Long/Short Fund, Voya CBRE Global Infrastructure Fund, Voya Diversified Emerging Markets Debt Fund, Voya Global Bond Fund, Voya Global Corporate Leaders 100 Fund, Voya Global Equity Fund, Voya Global High Dividend Low Volatility Fund, Voya Global Perspectives Fund, Voya Global Real Estate Fund, and Voya International Real Estate Fund.